Exhibit 10(a)

WRITTEN DESCRIPTION OF

ROLLINS, INC.
PERFORMANCE-BASED
INCENTIVE CASH COMPENSATION PLAN
FOR EXECUTIVE OFFICERS

The material terms of the Rollins, Inc. The Performance-Based Incentive Cash Compensation Plan for Executive Officers (the “2018 Cash Incentive Plan”), which is not evidenced by any written document, are summarized below.

All of the executive officers of Rollins, Inc. (“Rollins”) are eligible to participate in the 2018 Cash Incentive Plan, at the discretion of Rollins’ Compensation Committee. Bonus awards under the plan provide participants an opportunity to earn an annual bonus in a maximum amount agreed to the lesser of (a) 115% of base salary or (b) $1,150,000 per individual per year.

Whether a bonus is payable, and the amount of any bonus payable, is contingent upon achievement of certain performance goals, which are measured according to one or more of the following three targeted financial measures: revenue to plan, pre-tax profit plan achievement, and key operating initiatives. Unless sooner amended or terminated by the Compensation Committee, this plan is intended to be in place until April 24, 2023.